Exhibit 99.1

CIMG Inc. Announces Receipt of Additional Delisting Determination Letter from Nasdaq

BEIJING, Jan. 28, 2026 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technologies and marketing networks to enhance its business partners’ sales growth and commercial value, today announced that on January 22, 2026, it received a letter from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5250(c)(1) due to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (the “Form 10-K”). The letter further indicates that the Nasdaq Hearings Panel (the “Panel”) will consider this matter as an additional basis in connection with its determination regarding the continued listing of the Company’s securities from The Nasdaq Capital Market. The Company is working diligently to complete and file its Form 10-K, as soon as practicable.

The Nasdaq letter does not immediately impact the listing or trading of the Company’s common stock on The Nasdaq Capital Market, and the Company’s securities will continue to trade under the symbol “IMG” at this time.

About CIMG

CIMG is a business group specializing in digital health and sales development, with a cryptocurrency-focused strategy. The Company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive business growth, helping clients maximize user growth and enhance brand management value. The Company’s current client portfolio includes brands such as Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, the timing and filing of the delayed Annual Report on Form 10-K and the Company’s ability to regain compliance with applicable Nasdaq rules. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

For more information, please contact:

CIMG Inc.

+ 852 70106695

http://www.ccmg.tech

ir@ccmg.tech